                                                                      EXHIBIT 12

                           VARCO INTERNATIONAL, INC.
                      STATEMENT RE COMPUTATIONS OF RATIOS
                                   ($000'S)

Ratio of Earnings to Fixed Charges           1996        1995        1994
----------------------------------          -------     -------     -------
     Earnings:
        Pretax Income                       $38,088     $21,908     $18,917
        Plus:
           Interest Expense                   3,948       4,326       4,766
           Amortization of Debt
             Issuance Costs                     177         190         185
                                            -------------------------------
           Total                            $42,213     $26,424     $23,868
                                            ===============================

     Fixed Charges:
           Interest Expense                 $ 4,326     $ 4,326     $ 4,766
           Amortization of Debt
             Issuance Costs                     177         190         185
           Preferred Stock Dividend               0           0           0
                                            -------------------------------
           Total                            $ 4,503     $ 4,516     $ 4,951
                                            ===============================

     Ratio of Earnings to Fixed Charges        9.37        5.85        4.82